AMENDMENT NO. 6
TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
     This Amendment dated as of September 24, 2012, amends the he Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Sector Funds (Invesco Sector Funds), a Delaware statutory trust is hereby amended as follows:
W I T N E S S E T H:
     WHEREAS, the parties desire to amend the Agreement to (i) remove Invesco U.S. Mid Cap Value Fund and (ii) change the names of Invesco Van Kampen American Value Fund to Invesco American Value Fund, Invesco Van Kampen Comstock Fund to Invesco Comstock Fund, Invesco Van Kampen Mid Cap Growth Fund to Invesco Mid Cap Growth Fund, Invesco Van Kampen Small Cap Value Fund to Invesco Small Cap Value Fund, Invesco Van Kampen Value Opportunities Fund to Invesco Value Opportunities Fund;
     NOW, THEREFORE, the parties agree that;
2.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
FEE SCHEDULE TO
SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT OF
AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

Portfolios	Effective Date of Agreement
Invesco Energy Fund
Invesco Gold & Precious Metals Fund
Invesco Leisure Fund
Invesco Technology Fund
Invesco Utilities Fund
Invesco Technology Sector Fund
Invesco American Value Fund
Invesco Comstock Fund
Invesco Mid Cap Growth Fund
Invesco Small Cap Value Fund
Invesco Value Opportunities Fund
July 1, 2006 July 1, 2006 July 1, 2006 July 1, 2006 July 1, 2006 February 12, 2010 February 12, 2010 February 12, 2010 February 12, 2010 February 12, 2010 February 12, 2010

     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”
     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter A. Davidson Assistant Secretary	By:	/s/ John M. Zerr Senior Vice President

(SEAL)
AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)

Attest:	Peter A. Davidson Assistant Secretary	By:	/s/ John M. Zerr John M. Zerr Senior Vice President

(SEAL)

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